Exhibit 99.1

PSB Holdings, Inc. identifies large commercial credit

loss to negatively impact September 2013 quarterly earnings

Wausau, WI. – September 11, 2013 – PSB Holdings, Inc. (OTCQB: PSBQ) announced that it has identified a commercial line of credit secured primarily by a pledge of grain inventory collateral and grain warehouse receipts on which a significant credit loss will be recorded during the September 2013 quarter.  On September 5, 2013, operations and assets of the borrower were seized by the United States Department of Agriculture (USDA) after PSB and other unrelated lenders discovered significantly less grain inventory collateral owned than amounts stated in the borrower’s financial statements, inventory records, and other collateral documents provided to the lenders.  The borrower and its operations remain under investigation.

PSB’s existing loan receivable from the borrower is approximately $3.3 million and, while not yet final, the initial range of loss is estimated to be $2.3 million to $3.3 million following liquidation of collateral.  While the range of loss has not yet been finalized, the entire remaining loan balance may represent a loss, which, if incurred, would reduce September 2013 quarterly net income by approximately $2 million after tax benefits.  As a result of the credit charge-off, PSB’s reported September 2013 quarterly results could reflect a small net loss.

PSB is conducting a review of its commercial loan portfolio to identify the extent of credit exposure with other borrowers on similar operating lines of credit secured by commodity inventory involving several unrelated lenders.  Although this credit review continues, the loss noted above is considered isolated to the circumstances involving this borrower.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples is headquartered in Wausau, Wisconsin, operating eight full service retail and commercial banking locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.  PSB Holdings, Inc. is publicly owned and traded under the stock symbol PSBQ.  More information about PSB, its management, and its financial performance may be found at www.psbholdingsinc.com.  PSB’s common stock is available for purchase on the open market by contacting your investment advisor.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB Holdings, Inc., its profits, potential credit losses, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” and elsewhere in Item 1A of PSB Holdings, Inc.’s Form 10-K for the year ended December 31, 2012. PSB Holdings, Inc. assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the date of this press release.

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